Exhibit 10.7

STOCK REPURCHASE AND
DEBT FORGIVENESS AGREEMENT

This Stock Repurchase and Debt Forgiveness Agreement (this “Agreement”) is made and entered into by and among Green Irons Holdings Corp., a Nevada corporation (the “Company”), and Sandy McDougall (“Stockholder”), effective as of the date this Agreement is accepted by the Company in accordance with Section 2 hereof.

RECITALS

WHEREAS, as of the Closing (as defined below), the Stockholder is the record and beneficial owner of an aggregate of four million six hundred sixteen six hundred sixty six (4,616,666) shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”);

WHEREAS, the Company intends to enter into an Asset Purchase and Sale Agreement with Alamo Oil Limited (“Alamo”) (the “Asset Purchase and Sale Agreement”); and

WHEREAS, in consideration of Alamo’s willingness to enter into the transactions contemplated by the Asset Purchase and Sale Agreement and in order to provide an appropriate capital structure of the Company after the Closing, (a) the Stockholder desires to have repurchased and the Company desires to repurchase all of the Shares effective as of the Closing in exchange for Sixty One Thousand Seventy Three U.S. Dollars (US$61,073.00) (“Purchase Price”), and (b) the Stockholder shall release the Company from any obligation to pay any monies due to the Stockholder.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto agree as follows:

1.    Events to Occur on or Prior to Closing. The following events shall occur on or prior to Closing:

(a) Purchase of Shares.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Stockholder shall sell, transfer and deliver to the Company, and the Company shall purchase and accept from Stockholder, all of the Shares, free and clear of any and all charges, mortgages, pledges, security interests, restrictions, claims, liens, encumbrances or exceptions to title of any kind (collectively, “Liens”). Upon the execution of  this Agreement by the Stockholder, the Stockholder shall deliver to the Company the certificate or certificates representing the Shares, duly executed for transfer, or accompanied by stock powers duly executed in blank (with a medallion guarantee or such other evidence of signature as the Company’s transfer agent may require) transferring the Shares to the Company.

(b) Payment of Purchase Price.  At the Closing, the Company shall pay to Stockholder the Purchase Price in good and immediately available funds.

(c) Forgiveness of Debt. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Stockholder hereby releases the Company from any obligation to pay any monies due to the Stockholder. All amounts due to Stockholder together with any accrued interest to date are hereby forgiven by the Stockholder.

2.      Effectiveness of this Agreement.  The consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of the Company or at such other place as the parties may mutually agree, concurrent with the closing of the Asset Purchase and Sale Agreement.  In the event the Company does not close the Asset Purchase and Sale Agreement, this Agreement shall not be executed by the Company and shall not become effective.  In that event, the Company shall deliver to the Stockholder all certificates representing the Shares.

3.      Representations of Stockholder.  The Stockholder represents and warrants to the Company, as of the date the Stockholder executes this Agreement and as of the Closing Date, that:

(a) The Stockholder has the legal capacity to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly executed and delivered by the Stockholder and is a valid and legally binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms.

(b) The Stockholder is the sole holder of record of the Shares (the “Stockholder’s Shares”), and is the beneficial owner of the Stockholder’s Shares, free and clear of all liens, and there exists no restriction on the transfer of the Stockholder’s Shares to the Company.  The Stockholder shall deliver to the Company at Closing good and marketable title to the Stockholder’s Shares free and clear of all liens.

(c) No action has been taken by the Stockholder that would give rise to a claim against the Company for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

4.      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada without regard to conflict-of-laws rules.

5.      Undertakings.  The Stockholder and the Company hereby agrees to take whatever additional action and execute whatever additional documents may be reasonably necessary or advisable in order to carry out or effect one or more of the provisions of this Agreement.

6.      Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7.      Entire Agreement.  This Agreement and the agreements and instruments to be delivered by the parties at Closing represent the entire understanding and agreement between the parties and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings.

IN WITNESS WHEREOF, the parties have executed this Stock Repurchase and Debt Forgiveness Agreement as of the dates set forth below.

GREEN IRONS HOLDINGS CORP.,
a Nevada corporation

By:       /s/ Philip Mann          Date:           November 18, 2009
Philip Mann
Its:        Chief Financial Officer

Sandy McDougall

/s/ Sandy McDougall                                Date:           November 18, 2009
Sandy McDougall